Exhibit 99.1

Gaming and Leisure Properties Announces Acquisition of The Meadows Racetrack and Casino in Washington, Pennsylvania for $465 Million

Wyomissing, PA.—May 14, 2014 - (BUSINESS WIRE) — Gaming and Leisure Properties, Inc. (NASDAQ:GLPI) (“GLPI” or the “Company”) today announced that it has entered into an agreement to acquire The Meadows Racetrack and Casino located in Washington, Pennsylvania, a suburb of Pittsburgh, Pennsylvania, from Cannery Casino Resorts, LLC for $465 million. The 180,000 square foot casino, which opened in 2007, contains 3,317 slot machines, 61 table games and 14 poker tables. In addition to the casino, the property includes 11 casual and fine dining restaurants, bars and lounges, a 24-lane bowling alley and a 5/8 mile racetrack with a 500-seat grandstand.

The purchase price, which the Company intends to fund with a combination of equity and debt, represents approximately 9 times the property’s 2013 EBITDA. The purchase price reflects the expected stability of market competition and the robust local economy resulting from Marcellus Shale-related industry.  The Company will immediately begin a search for a third party operator for the property, to whom the Company expects to sell the entities holding the licenses and operating assets, while retaining ownership of the land and buildings. The transaction, which is expected to be accretive immediately upon closing, is subject to and requires approval from the Pennsylvania Gaming Control Board and the Pennsylvania Racing Commission and is expected to close in 2015.

Peter M. Carlino, Chairman and Chief Executive Officer of Gaming and Leisure Properties, commented “The acquisition of The Meadows represents another step in the execution of our strategy to grow our Company into the leading owner of high quality assets in key regional gaming markets. This acquisition is a prime example of how we are uniquely able to tailor transactions to suit the specific needs of sellers. We look forward to partnering with one of the many quality operators in the gaming industry and believe that this acquisition creates meaningful additional value for our shareholders.”

William Paulos, Co-CEO of Cannery Casino Resorts, commented, “This is a terrific deal for CCR, and a great outcome for our employees, partners and customers at The Meadows.  All net proceeds from this transaction will be used to reduce our debt.”

A new 154-room hotel, to be owned and operated by a third party operator, is currently under construction adjacent to the casino and is expected to open in 2015. In addition, a new, third party retail center is currently planned, and the property contains developable space for an indoor event venue.

Stifel served as financial advisor to Cannery Casino Resorts on this transaction.

About Gaming and Leisure Properties

GLPI is engaged in the business of acquiring, financing, and owning real estate property to be leased to gaming operators in “triple net” lease arrangements, pursuant to which the tenant is responsible for all facility maintenance, insurance required in connection with the leased properties and the business conducted on the leased properties, taxes levied on or with respect to the leased properties and all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. GLPI expects to grow its portfolio by aggressively pursuing opportunities to acquire additional gaming facilities to lease to gaming operators. GLPI also intends to diversify its portfolio over time, including by acquiring properties outside the gaming industry to lease to third parties. GLPI intends to elect to be taxed as a real estate investment trust (“REIT”) for United States federal income tax purposes commencing with the 2014 taxable year and is the first gaming-focused REIT.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can be identified by the use of forward looking terminology such as “expects,” “believes,” “estimates,” “intends,” “may,” “will,” “should” or “anticipates” or the negative or other variation of these or similar words, or by discussions of future events, strategies or risks and uncertainties. Such forward looking statements are inherently subject to risks, uncertainties and assumptions about GLPI and its subsidiaries, including risks related to the following: the ability to receive, or delays in obtaining, the regulatory approvals required to own and/or operate its properties, or other delays or impediments to completing the planned acquisition of The Meadows Racetrack and Casino; GLPI’s ability to successfully identify and third party operator for The Meadows Racetrack and Casino  and related sale of licenses and operating assets; GLPI’s ability to maintain its status as a REIT and there being no need for any further dividend of historical accumulated earnings and profits in order to qualify as a REIT in 2014; the availability of and the ability to identify suitable and attractive acquisition and development opportunities and the ability to acquire and lease those properties on favorable terms; the ability to diversify into different businesses, such as hotels, entertainment facilities and office space; changes in the U.S. tax law and other state, federal or local laws, whether or not specific to REITs or to the gaming or lodging industries; and other factors described in GLPI’s Annual Report on Form 10-K for the year ended December 31, 2013, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the Securities and Exchange Commission. All subsequent written and oral forward looking statements attributable to GLPI or persons acting on GLPI’s behalf are expressly qualified in their entirety by the cautionary statements included in this press release. GLPI undertakes no obligation to publicly update or revise any forward looking statements contained or incorporated by reference herein, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward looking events discussed in this press release may not occur.

Contact

Investor Relations

Dan Foley

T: 646-277-1211

Email: Dan.Foley@icrinc.com

Bill Clifford

T: 610-401-2900

Email: Bclifford@glpropinc.com